EXHIBIT 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 23, 2003, accompanying the consolidated financial statements of Data Junction Corporation contained in the Registration Statement and Proxy Statement/Prospectus of Pervasive Software, Inc. We consent to the use of the aforementioned report in the Registration Statement and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

September 17, 2003